Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:

Chris Erdman

MacDougall Biomedical Communications

(781) 235-3060

cerdman@macbiocom.com

Media Contact:

Kathy Vincent

(310) 403-8951

kathy@kathyvincent.com

Avalanche Biotechnologies Announces Closing of Initial Public Offering

and Exercise of Underwriters’ Option to Purchase Additional Shares

MENLO PARK, Calif., August 5, 2014 – Avalanche Biotechnologies, Inc., a clinical-stage biotechnology company focused on discovering and developing novel gene therapies to transform the lives of patients with sight-threatening ophthalmic diseases, today announced the closing of its initial public offering of 6,900,000 shares of its common stock at a public offering price of $17.00 per share, which includes the exercise in full by the underwriters of their option to purchase up to 900,000 additional shares of common stock. All of the shares of common stock were offered by Avalanche. The Company’s common stock is listed on The NASDAQ Global Market under the trading symbol “AAVL.” Avalanche estimates net proceeds from the offering to be approximately $106.8 million, after deducting underwriting discounts and commissions and estimated offering expenses.

Jefferies LLC, Cowen and Company, LLC and Piper Jaffray & Co. acted as joint book-running managers and William Blair & Company, L.L.C. acted as co-manager for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on July 30, 2014. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY 10022, telephone: 877-547-6340, e-mail: Prospectus_Department@Jefferies.com; Cowen and Company, LLC, c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 631-274-2806, Fax: 631-254-7140 or Piper Jaffray & Co., Attention: Equity Capital Markets, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at 800-747-3924 or by e-mail at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Avalanche Biotechnologies, Inc.

Founded in 2006, Avalanche Biotechnologies, Inc. is a clinical-stage biotechnology company focused on discovering and developing novel gene therapies to transform the lives of patients with sight-threatening ophthalmic diseases. Avalanche’s lead product, AVA-101, is currently under development in a Phase 2a trial for wet age-related macular degeneration. Avalanche’s Ocular BioFactoryTM platform technology is a proprietary adeno-associated virus (AAV)-based gene therapy discovery and development technology optimized for ophthalmology that utilizes a directed evolution approach to generate novel drug candidates. The company is headquartered in Menlo Park, California.

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